Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Arista Power, Inc.
1999 Mt. Read Boulevard
Rochester, New York 14615

We hereby consent to the use of our report dated March 31, 2014, in this Registration Statement on Form S-1 relating to the balance sheets of Arista Power, Inc., as of December 31, 2013 and 2012, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.  We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP
Rochester, New York
April 30, 2014